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                                                                     Exhibit 4.4

                                     ALCATEL

GUARANTY, dated as of September 17, 1998, made by Alcatel, a corporation organized under the laws of the Republic of France (the "Guarantor"), in favor of DSC Communications Corporation, a Delaware corporation ("DSC").

                                   WITNESSETH

WHEREAS, The Bank of New York (the "Trustee"), and DSC are parties to the Indenture, dated as of August 12, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), providing for the creation and issuance by DSC of 7% Convertible Subordinated Notes due August 1, 2004 (the "Securities").

WHEREAS, DSC has entered into an Agreement and Plan of Merger, dated as of June 3, 1998, as amended, with the Guarantor and Net Acquisition, Inc., a Delaware corporation and direct subsidiary of Alcatel ("Newco") pursuant to which Newco will be merged with and into DSC, and DSC will continue as the surviving corporation and wholly owned subsidiary of the Guarantor;

NOW, THEREFORE, in consideration of the agreements herein, the Guarantor hereby agrees with DSC as follows:

SECTION 1. DEFINITIONS. Reference is hereby made to the Indenture for a statement of the terms thereof. All terms used in this Guaranty which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth herein.

SECTION 2. GUARANTY. The Guarantor shall fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest (including Liquidated Damages) on the Securities (the "Obligations").

SECTION 3. GUARANTOR'S OBLIGATIONS. This guaranty is a continuing guaranty and shall remain in full force and effect until such date on which all of the Obligations shall have been satisfied in full.

SECTION 4. SUBROGATION. The Guarantor hereby agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement, exoneration, contribution and/or indemnity hereunder, by operation of law or otherwise, by any payment made by it hereunder or otherwise, until the Obligations shall have been satisfied in full.

SECTION 5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants as follows:

(a) The Guarantor (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on the first page hereof, (ii) is qualified to do business, and is in good standing, in the Republic of France, and (iii) has all requisite power and authority to execute, deliver and perform this Guaranty.




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(b) The execution, delivery and performance by the Guarantor of this Guaranty
(i) have been duly authorized by all the necessary corporate action, (ii) do not and will not contravene its by-laws or any applicable law or any material contractual restriction binding on or otherwise affecting the Guarantor or any of its properties, and (iii) do not and will result in or require the creation of any lien upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Guarantor.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty.

(d) This Guaranty is a legal, valid and binding obligation of the Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally enforcement of creditors' rights and by general principles of equity.

(e) There is no pending or, to the best knowledge of the Guarantor, threatened action, suit or proceeding against the Guarantor is subject, before any court or other governmental authority or any arbitrator (i) which challenges the validity or enforceability of this Guaranty, or (ii) in which there is a reasonable possibility of an adverse decision which may have a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Guarantor.

SECTION 6. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, telegraphed, telexed or delivered, if to the Guarantor, to it at its address at 56 rue La Boetie, Paris, France 75008; if to DSC, to it at its address set forth in the Indenture, or, to such other address as shall be designated by any party in a written notice to the other party hereto complying as to delivery with the terms of this Section 6.

SECTION 7. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

                                       ALCATEL


                                       By: /s/ Serge Tchuruk
                                           -----------------------
                                       Name:  Serge Tchuruk
                                       Title: Chairman and Chief
                                              Executive Officer



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